Institutional Shareholder Services Recommends a Vote Against
Spin-Off Proposal

In previous announcements, Unisys employees were told about an upcoming vote by Unisys stockholders on a non-binding proposal, which proposes that Unisys spin off its three businesses into three separate, publicly traded companies.

Unisys Chairman and CEO Jim Unruh urged employee stockholders to vote against the spin-off proposal, as recommended by the Board of Directors.

The latest recommendation has come from Institutional Shareholder
Services (ISS), the nation's leading independent proxy advisory firm, which also has recommended that stockholders vote "against" the spin-off proposal.

The ISS advice to its clients said," . . . separation of any of these units would be far too risky to the company's overall performance and growth potential. Accordingly, we believe that shareholders' interests would be best served by allowing management to continue implementation of its restructuring plan."

Previously, Unisys News reported that financial analysts agree that Unisys success depends on strong implementation of the new three businesses/one company structure. Specifically, The Wall Street Journal captured this sentiment stating, "Analysts didn't give the proposal much chance of passing a shareholder vote. 'My bet would be that the investors are going to understand that they have to leave this company alone right now,' said Jay Stevens of Dean Witter Reynolds, Inc."

In a report issued on April 8, Don Young of Lehman Brothers said,
"We view this proposal as unrealistic due to the operating synergy between the three units."

Because the decision is so important to the company and its shareholders, Unisys is continuing to bring the issue to the attention of all stockholders. If employee stockholders need a proxy card to vote, or change their vote, contact The Office of the Corporate Secretary at Net2 423-4042, 215-986-4042.